FEBRUARY 3, 2006

VITRO ENVASES NORTEAMERICA, S.A. DE C.V.

as Issuer

and

BCP Securities, LLC

as Arranger and as Dealer

DEALER AGREEMENT

relating to a $75,000,000

SENIOR SECURED SHORT TERM GUARANTEED

NOTE PROGRAM

TABLE OF CONTENTS

1. Interpretation
2. Issue
3. Representations and Warranties
4. Covenants and Agreements
5. Indemnification
6. Conditions Precedent
7. Termination and Appointment
8. Notices
9. Law and Jurisdiction
10. Counterparts
Schedule 1 Condition Precedent Documents
Schedule 2 Selling Restrictions
Schedule 3 Program Summary
Schedule 4 Appointment of New Dealer
Schedule 5 Form of Calculation Form Agency

THIS AGREEMENT is made on February 3, 2006

BETWEEN

(1) VITRO ENVASES NORTEAMERICA, S.A. DE C.V. a company organized under the laws of Mexico, with corporate offices at Av. Ricardo Margain # 440, Col. Valle de Campestre, San Pedro Garza Garcia, Nuevo Leon, 66265 Mexico (the "Issuer"); and

(2) BCP Securities, LLC of 289 Greenwich Avenue, Greenwich, Connecticut 06830, USA (the "Arranger" and the "Dealer").

WHEREAS

The Issuer has established a Program for the issuance of Notes in connection with which the Issuer enters into this Dealer Agreement (the "Dealer Agreement") with the parties identified herein as "Dealers."

IT IS AGREED as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement:

"Accession Agreement" means the agreement dated as of February 3, 2006 among HSBC Bank USA, National Association, the Issuer, the Grantor Subsidiaries named therein and The Bank of New York as Creditor Representative on behalf of the holders of the Notes;

"Agency Agreement" means the issuing and paying agency agreement dated February 3, 2006, between the Issuer and the agents party thereto, providing for the issue of and payment on the Notes, as such agreement may be amended or supplemented from time to time;

"Agreements" means this Agreement (as amended or supplemented from time to time), any agreement reached pursuant to Section 2.1 and the Agency Agreement;

"Dealer" means the institution or institutions specified as a Dealer in the Program Summary together with any additional institution or institutions appointed pursuant to Section 7.2 but excluding any institution or institutions whose appointment has been terminated pursuant to Section 7.1;

"Definitive Note" means a security printed Note in registered definitive form;

"Disclosure Documents" means, at any particular date, (a) the Information Memorandum, (b) the most recently published audited consolidated financial statements of the Issuer and any subsequent interim financial statements, and (c) any other document delivered by the Issuer to the Dealer which the Issuer has expressly authorized to be distributed;

"Dollars" and "U.S.$" denote the lawful currency of the United States of America; and "Dollar Note" means a Note denominated in Dollars;

"Dollar Equivalent" means, on any day:

(a) in relation to any Dollar Note, the nominal amount of such Note; and

(b) in relation to any Note denominated or to be denominated in any other currency, the amount in Dollars which would be required to purchase the nominal amount of such Note as expressed in such other currency at the spot rate of exchange for the purchase of such other currency with Dollars quoted by the Issue Agent at or about 11.00 a.m. (London time) on such day;

"Euro" and "E$" denote the single currency of those member states of the European Union participating in European Monetary Union from time to time; and "Euro Note" means a Note denominated in Euro;

"FSMA" means the Financial Services and Markets Act 2000;

"Global Note" means the global note representing an issue of promissory notes of a like maturity which may be issued by the Issuer from time to time pursuant to the Agency Agreement;

"Index Linked Note" means a Note, the redemption or coupon amount of which is not fixed at the time of issue, but which is to be calculated in accordance with such formula or other arrangement as is agreed between the Issuer and the Dealer at the time of reaching agreement under Section 2.1;

"Information Memorandum" means the information memorandum dated as of February 3, 2006, as the same may be amended or supplemented from time to time, containing information about the Issuer and the Program, the text of which has been prepared by or on behalf of the Issuer for use by the Dealer in connection with the transactions contemplated by this Agreement;

"Issue Agent" means The Bank of New York in its capacity as issue agent in relation to the Notes and any successor issue agent appointed in accordance with the Agency Agreement;

"Loss" means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon);

"Master Collateral and Intercreditor Agreement" means the agreement dated as of July 23, 2004 among the Issuer, HSBC National Bank USA, National Association, as Collateral and lntercreditor Agent, The Bank of New York, as Trustee on behalf of the holders of the 10.75% Senior Secured Guaranteed Notes due 2011, the Grantor Subsidiaries party thereto and the other Secured Creditors from time to time party thereto;

"Mexico" means the United Mexican States;

"Note" means a short term note of the Issuer purchased or to be purchased by a Dealer under this Agreement, in registered global or definitive form, substantially in the relevant fom1 scheduled to the Agency Agreement or such other form(s) as may be agreed from time to time between the Issuer and the Issue Agent and. unless the context otherwise requires, includes the short term notes represented by the Global Note;

"Paying Agent" means The Bank of New York (London Branch) and any successor or additional paying agent appointed in accordance with the Agency Agreement;

"Program" means the senior secured short term guaranteed note program established by this Agreement;

"Program Summary" means the summary of the particulars of the Program as set out in Schedule 3, as such summary may be amended or superseded nom time to time;

"Related Party" means, in respect of any person. any affiliated of the person or any officer, director, employee or agent of that person or any such affiliate or any person by whom any of them is controlled (where the terms "affiliate" and "controlled" have the meanings given to them by the Securities Act and the regulations thereunder);

"Relevant Agreement" means an agreement (whether oral or in writing) between the Issuer and Dealer for the issue by the Issuer and the subscription by such Dealer (or on such other basis as may be agreed between the Issuer and the Dealer at the relevant time) of any Notes and shall include, without limitation, any agreement subsequent to Section 2.1 or 2.2 hereto;

"Relevant Jurisdiction" means anyone or more of the State of New York, the jurisdiction of incorporation of the Issuer and any jurisdiction from or through which any payment under or in respect of any Note or any Agreement may be made;

"Securities Act" means the United States Securities Act of 1933; and

"Subsidiary" means, in respect of any person (the "first person") at any particular time, any other person (the "second person"):

(a) Control: whose affairs and policies the first person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second person or otherwise; or

(b) Consolidation: whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first person.

1.2 Program Summary

Terms not expressly defined herein shall have the meanings set out in the Program Summary.

1.3 Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4 Sections and Schedules

Any reference in this Agreement to a Section, subsection or a Schedule is, unless otherwise stated, to a Section or subsection hereof or a schedule hereto.

1.5 Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2. ISSUE

2.1 Basis of agreements to issue; uncommitted facility

Subject to the terms hereof, the Issuer may issue Notes to the Dealer from time to time at such prices and upon such terms as the Issuer and the Dealer may agree, provided that the Issuer has, and shall have, no obligation to issue Notes to the Dealer, except as agreed, and the Dealer has, and shall have, no obligation to subscribe Notes from the Issuer, except as agreed. The Issuer acknowledges that the Dealer may resell Notes subscribed by such Dealer. The tenor of each Note shall not be less than the Minimum Term nor greater than the Maximum Term specified in the Program Summary, calculated from the date of issue of such Note to the maturity date thereof The Notes will be in registered form in the fonn of a Global Note, which will be exchangeable for interests in Definitive Notes, in the circumstances specified in the Global Note. Definitive Notes shall be issued in the denomination(s) specified in the Program Summary. Each issue of Notes having the same issue date, maturity date, currency of denomination, yield and redemption basis will be represented by a Global Note or by Definitive Notes having the aggregate nominal amount of such issue as may be agreed between the Issuer and the Dealer.

2.2 Procedures

If the Issuer and Dealer shall agree on the terms of the subscription of any Note by such Dealer (including agreement with respect to the issue date, maturity date, currency, denomination, yield, redemption basis, aggregate nominal amount and purchase price), then:

2.2.1 Instruction to Issue Agent: the Issuer shall instruct the Issue Agent to issue such Note and deliver it in accordance with the terms of the Agency Agreement;

2.2.2 Payment of purchase price: the Dealer shall subscribe such Note on the date of issue:

(a) Dollar Note: in the case of a Dollar Note, by transfer of funds settled through the New York Clearing House Interbank Payments System (or such other same-day value funds as at the time shall be customary for the settlement in New York City of international banking transactions denominated in Dollars) to such account of the Issue Agent in New York City denominated in Dollars as the Issue Agent shall have specified for this purpose; or

(b) Euro Note: in the case of a Euro Note, by transfer of funds settled through the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System to such account of the Issue Agent outside the United Kingdom denominated in Euro as the Issue Agent shall have specified for this purpose; or

(c) Other Notes: in all other cases, by transfer of freely transferable and immediately available funds in the relevant currency to such account of the Issue Agent at such bank in the principal domestic financial centre for such currency as the Issue Agent shall have specified for this purpose, or, in each case, by such other form of transfer as may be agreed between the Dealer and the Issuer; and

2.2.3 Delivery Instructions: the Dealer shall notify the Issue Agent of the delivery instructions applicable to such Note in accordance with prevailing market practice and in sufficient time to enable the Issue Agent to deliver such Note on its issue date.

2.3 Failure of agreed issuance

If for any reason (including, without limitation, the failure of the relevant trade) a Note agreed to be purchased pursuant to Section 2.1 is not to be issued, each of the Issuer and the Dealer shall immediately notify the Issue Agent thereof.

2.4 Issuance currencies

The parties acknowledge that Notes issued under the Program may be denominated in Dollars or, subject as provided below, in any other currency. Any agreement reached pursuant to Section 2.1 to sell and purchase a Note denominated in a currency other than Dollars shall be conditional upon:

2.4.1 Compliance: it being lawful and in compliance with all requirements of any relevant central bank and any other relevant fiscal, monetary, regulatory or other authority, for deposits to be made in such currency and for such Note to be issued, offered for sale, sold and delivered;

2.4.2 Convertibility: such other currency being freely transferable and freely convertible into Dollars; and

2.4.3 Amendments: any appropriate amendments which the Dealer, the Issuer or the Issue Agent shall require having been made to this Agreement and/or the Agency Agreement.

2.5 Calculation Agent

If Index Linked Notes are to be issued, the Issuer will appoint either the Dealer or the Issue Agent (subject to the consent of the Dealer or the Issue Agent thereto) or some other person (subject to the consent of the Dealer and the Issue Agent to such person's appointment) to be the calculation agent in respect of such Index Linked Notes and the following provisions shall apply:

2.5.1 Dealer: if the Dealer is to be the calculation agent, its appointment as such shall be on the terms of the form of agreement set out in Schedule 5, and the Dealer will be deemed to have entered into an agreement in such form for a particular calculation if it is named as calculation agent in the redemption calculation attached to or endorsed on the relevant Note;

2.5.2 Issue Agent: if the Issue Agent is to be the calculation agent, its appointment as such shall be on the terms set out in the Agency Agreement;

2.5.3 Other Calculation Agent: if the person nominated by a Dealer or by the Issue Agent as calculation agent is not a Dealer, that person shall execute (if it has not already done so) an agreement substantially in the form of the agreement set out in Schedule 5 and the appointment of that person shall be on the terms of that agreement.

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and warranties The Issuer represents and warrants to the Dealer at the date of this Agreement, each date upon which the Maximum Amount is increased, each date upon which an agreement for the sale of Notes is made and each date upon which Notes are issued that:

3.1.1 Authorization; valid, binding and enforceable: each of:

(a) the establishment of the Program and the execution, delivery and performance by the Issuer of the Agreements and the Notes;

(b) the entering into and performance by the Issuer of any agreement for the sale of Notes reached pursuant to Section 2.1; and

(c) the issue and sale of the Notes by the Issuer under the Agreements,

has been duly authorized by all necessary corporate action and the same constitute, or, in the case of Notes, will, when issued in accordance with the Agency Agreement, constitute, valid and binding obligations of the Issuer enforceable against it in accordance with their respective terms;

3.1.2 Status: the obligations of the Issuer under each of the Agreements and the Notes will rank (other than in the case of obligations preferred by mandatory provisions of law) pari passu with the other indebtedness of the Issuer that are subject to the Master Collateral and Intercreditor Agreement;

3.1.3 Incorporation, capacity: the Issuer is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and:

(a) the establishment of the Program, the execution, delivery and performance by the Issuer of the Agreements and the Notes;

(b) the entering into and performance by the Issuer of any agreement for the sale of Notes reached pursuant to Section 2.1; and

(c) the issue and sale of the Notes by the Issuer under the Agreements,

will not infringe any of the provisions of the Issuer's constituting documents and will not contravene any law, regulation, order or judgment to which the Issuer or any of its assets is subject nor result in the breach of any term of, or cause a default under, any instrument to which the Issuer is a party or by which it or any of its assets may be bound;

3.1.4 Approvals: all necessary authorizations, consents and approvals of any governmental, administrative and other bodies of or in Mexico, or any political subdivision thereof or therein, required for or in connection with the issuance of the Notes, the valid execution and delivery of the Agreements by the Issuer and the perfOn11anCe by the Issuer of the Agreements to which it is a party have been obtained and are in full force and effect;

3.1.5 Disclosure: in the context of this Agreement and the transactions contemplated hereby, the information contained in the Information Memorandum does not, as of its date, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.1.6 Financial Statements: the audited financial statements and any interim financial statements (audited or unaudited) included in the Information Memorandum present fairly and accurately in all material respects, the consolidated financial position of the Issuer and its Subsidiaries as of the respective dates of such statements and the consolidated results of operations of the Issuer and its Subsidiaries for the periods they cover or to which they relate and such financial statements have been prepared in accordance with the relevant laws of Mexico and with generally accepted accounting principles in Mexico applied on a consistent basis throughout the periods involved (unless and to the extent otherwise stated therein);

3.1.7 No material adverse change. No litigation: since the date of the most recent audited financial statements supplied to the Dealer and, in relation to any date on which this warranty falls to be made after the date hereof, save as otherwise disclosed by any Disclosure Document subsequently delivered by the Issuer to the Dealer:

(a) there has been no adverse change in the business, financial or other condition of the Issuer or its Subsidiaries, holding companies or affiliates; and

(b) there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer or its Subsidiaries, holding companies or affiliates;

which in any case could have a material adverse effect in the context of this Agreement and the transactions contemplated hereby;

3.1.8 Compliance with United States securities laws: neither the Issuer nor any of its affiliates (including any person acting on behalf of the Issuer or any of its affiliates) has offered or sold, or will offer or sell, any Notes in any circumstances which would require the registration of any of the Notes under the Securities Act or the qualification of the Deed of Covenant as an indenture under the United States Trust Indenture Act of 1939 and, in particular, that:

(a) neither the Issuer nor or any its affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S under the Securities Act with respect to the Notes; and

(b) the Issuer and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act.

3.1.9 Taxation: all amounts payable by the Issuer in respect of the Notes, the Agency Agreement and under this Agreement or any Relevant Agreement (in relation to each issue of Notes agreed as contemplated herein to be issued and purchased or, as the case may be, subscribed) are subject to withholding of Mexican income tax at a, rate of 4.9% if, as expected:

(a) the Notes are placed with banks or investment banks in a country with which Mexico has entered into a treaty for the avoidance of double taxation, and such treaty is in effect;

(b) the Notes are registered with the Special Section of the National Registry of Securities ("RNV") and copies of such registration are timely filed with the Mexican Ministry of Finance and Public Credit; and

(c) the Issuer timely complies with the information requirements specified from time to time by the Mexican Ministry of Finance and Public Credit under its general rules, including, after completion of the. transaction described in the Information Memorandum, certain information related to the issuance of the Notes and the Information Memorandum and, on a quarterly basis, information representing that no party related to the Issuer jointly or individually, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each interest payment, and the Issuer maintains records that evidence compliance with such requirements.

If these requirements are not met, the applicable withholding tax rate will be 10%;

3.1.10 Program Amount not exceeded: the outstanding principal amount of all Notes on the date of issue of any Note does not and will not exceed the Program Amount set out in the Program Summary and for this purpose the nominal amount of any Note denominated in any currency other than Dollars shall be taken as the Dollar Equivalent of such nominal amount as at the date of the agreement for the issue of such Note.

3.1.11 Satisfaction of conditions precedent: (i) all conditions precedent necessary for the execution and delivery of the Accession Agreement have been satisfied and (ii) upon execution and delivery of the Accession Agreement. (a) the Notes will constitute Working Capital Lender Documents that give rise to Working Capital Lender Claims and (b) all conditions precedent necessary to cause the Working Capital Lender Claims to become Secured Obligations under the Master Collateral and Intercreditor Agreement and to be secured by Liens on the Collateral equally and ratably with the Secured Obligations outstanding as of the date of each issuance of the Notes shall have been satisfied.

3.2 Notice of inaccuracy

If, prior to the time a Note is issued and delivered to or for the account of the Dealer, an event occurs which would render any of the representations and warranties set out in Section 3.1 immediately, or with the lapse of time will be, untrue or incorrect, the Issuer will inform the Dealer in writing as soon as practicable of the occurrence of such event. In either case, the Dealer shall inform the Issuer in writing without any undue delay whether it wishes to continue or discontinue the issuance and delivery of the respective Notes.

4. COVENANTS AND AGREEMENTS

4.1 Issuer

The Issuer covenants and agrees that:

4.1.1 Delivery of published information: whenever the Issuer shall publish or make available to its shareholders or to the public (by filing with any regulatory authority, securities exchange or otherwise) any information which could reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby, the Issuer shall notify the Dealer as to the nature of such information, shall make a reasonable number of copies of such information available to the Dealer upon request to permit distribution to investors and prospective investors and shall take such action as may be necessary to ensure that the representation and warranty contained in subsection 3.1.5 is true and accurate on the dates contemplated by such subsection;

4.1.2 Expenses stamp duties, amendments: the Issuer will:

(a) Arranger's expenses: pay, or reimburse the Arranger for, all reasonable out-of-pocket costs and expenses (including any taxes or duties thereon and fees and disbursements of counsel to the Arranger) duly incurred and properly documented by the Arranger in connection with the preparation, negotiation, printing, execution and delivery of this Agreement and all documents contemplated by this Agreement;

(b) Dealers' expenses: pay, or reimburse the Dealer for, all reasonable out-of-pocket costs and expenses (including any taxes or duties thereon and fees and disbursements of counsel to such Dealer) duly incurred and properly documented by such Dealer in connection with the enforcement or protection of its rights under this Agreement and all documents contemplated by this Agreement against third parties;

(c) Stamp duties: pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the creation and issue of the Notes and the execution, delivery and performance of the Agreements and the Issuer shall indemnify the Dealer against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same;

(d) Amendments: notify the Dealer of any change in the identity of or the offices of the Issue Agent and/or any Paying Agent and any material change or amendment to or termination of the Agency Agreement not later than ten days prior to the making of any such change or amendment or such termination; and it will not permit to become effective any such change, amendment or termination which could reasonably be expected to affect adversely in any material respects the interests of the Dealer or the holder of any Notes then outstanding; and

4.2 Compliance

The Issuer shall take such steps (in conjunction with the Dealer, where appropriate) to ensure that any laws and regulations or requirements of any governmental agency, authority or institution which may from time to time be applicable to any Note shall be fully observed and complied with and in particular (but without limitation):

4.2.1 Regulation S: that neither the Issuer, nor any of its affiliates nor any person acting on its or its affiliates behalf have engaged or will engage in any directed selling efforts with respect to the Notes, and they and their affiliates have complied and will comply with the offering restrictions requirement of Regulation S., Terms used in this subsection have the meanings given to them by Regulation S under the Securities Act.

4.3 Selling restrictions

The Dealer represents, covenants and agrees that it has complied with and will comply with the selling restrictions set out in Schedule 2. Subject to compliance with those restrictions, the Dealer is hereby authorized by the Issuer to circulate the Disclosure Documents to purchasers or potential purchasers of the Notes.

4.4 Dealers' obligations several

The obligations of the Dealer contained in this Agreement are several.

4.5 Status of Arranger

Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Program and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty. undertaking, agreement, statement or information in the Information Memorandum, this Agreement or any information provided in connection with the Program or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Program or any issue of Notes thereunder.

5. INDEMNIFICATION

5.1 Indemnity by Issuer

The Issuer undertakes to the Dealer that if the Dealer or any of the Dealer's Related Parties incurs any Loss arising out of, in connection with or based on:

5.1.1 Misrepresentation: any inaccuracy or alleged inaccuracy of any representation and warranty by the Issuer in this Agreement (on the date of this Agreement or on any date when it is deemed to be repeated); or

5.1.2 Breach: any breach or alleged breach by the Issuer of any of its undertakings in this Agreement,

the Issuer shall pay to the Dealer an amount equal to such Loss. The Dealer shall not have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Section.

5.2 Indemnity by Dealers

The Dealer severally undertakes to the Issuer that if the Issuer or any Related Party of the Issuer incurs any Loss arising out of, in connection with or based on:

5.2.1 Misrepresentation: any inaccuracy or alleged inaccuracy of any representation and warranty by the Issuer in this Agreement; or

5.2.2 Breach: any breach or alleged breach by such Dealer of any of its undertakings in this Agreement,

the Dealer shall pay to the Issuer an amount equal to such Loss, provided that the Dealer shall not be liable for any Loss resulting from the sale of Notes to any person believed in good faith by such Dealer, on reasonable grounds after making all reasonable investigations, to be a person to whom Notes could lawfully be sold in compliance with the provisions of Schedule 2. The Issuer shall have no duty or other obligation, whether as fiduciary or trustee or any of its Related Parties or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Section.

5.3 Conduct of claims

If any claim, demand or action is brought or asserted in respect of which one or more persons (each, an "Indemnified Person") is entitled to be paid by another person (the "Indemnifier") under Section 5.1 (indemnity by Issuer) or 5.2 (Indemnity by Dealers) (each a "Claim"), the following provisions shall apply:

5.3.1 Notification: each Indemnified Person shall promptly notify the Indemnifier (but failure to do so shall not relieve the Indemnifier from liability);

5.3.2 Assumption of defense: the Indemnified Person shall procure that the Indemnifier shall, subject to Section 5.4 (Conduct by Indemnified Person), be entitled to assume the defense of the relevant Claim including the retention of legal advisers reasonably satisfactory to each Indemnified Person, subject to the payment by the Indemnifier of all reasonable and documented legal and other expenses of such defense;

5.3.3 Separate representation: if the Indemnifier assumes the defense of the relevant Claim, each Indemnified Person and its Related Parties shall be entitled to retain separate legal advisers and to participate in such defense but the legal or other expenses incurred in so doing shall, subject to Section 5.4 (Conduct by Indemnified Person), be borne by such Indemnified Person or Related Party (as the case may be) unless the Indemnifier has previously specifically authorized in writing such retention or participation.

5.4 Conduct by Indemnified Person

Notwithstanding Section 5.3 (Conduct of claims), an Indemnified Person and/or its Related Parties may retain separate legal advisers in each relevant jurisdiction and direct the defense of the relevant Claim and the Indemnifier shall reimburse such Indemnified Person for any reasonable and documented legal or other expenses so incurred if:

5.4.1 Indemnifier's failure: the Indemnifier (having assumed such defense) fails properly to make such defense or to retain for such propose legal advisers reasonably satisfactory 10 such Indemnified Person;

5.4.2 Conflict a/interest: such Indemnified Person has reasonably concluded that the use of any legal advisers chosen by the Indemnifier to represent such Indemnified Person and/or Related Party may present such legal advisers with a conflict of interest; or

5.4.3 Different defenses: the actual or potential defendants in, or targets of, such Claim include both the Indemnifier and such Indemnified Person and/or Related Party and such Indemnified Person has reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifier.

5.5 Settlement

The Indemnifier shall not, without the prior written consent (which shall not be unreasonably withheld) of each Indemnified Party, settle or compromise, or consent to the entry of judgment with respect to, any pending or threatened Claim (irrespective of whether any Indemnified Person is an actual or potential defendant in, or target of, such Claim) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person and each of its Related Parties from all liability arising out of the matters which are the subject of such Claim. The Indemnifier shall not be liable to indcnmify any Indemnified Person where the relevant Claim has been settled or compromised without its prior written consent (which shall not be unreasonably withheld).

6. CONDITIONS PRECEDENT

6.1 Conditions precedent to first issue

The Issuer agrees to deliver to the Dealer, prior to the first issue of Notes to the Dealer, each of the documents set out in Schedule I in form, substance and number satisfactory to the Dealer.

6.2 Conditions precedent to each issue

In relation to each issue of Notes, it shall be a condition precedent to the purchase thereof by the Dealer that (a) the representations and warranties in Section 3.1 shall be true and collect on each date upon which an agreement for the sale of Notes is made hereunder and on the date on which such Notes are issued and that (b) there is no material breach of the issuer's obligations under any of the Agreements or the Notes.

7 TERMINATION AND APPOINTMENT

7.1 Termination

The Issuer may terminate the appointment of the Dealer, and the Dealer may resign, on not less than ten days' written notice to the Dealer or the Issuer, as the case may be. The Issuer shall promptly inform the the Issue Agent and the Paying' Agent of any such termination or resignation. The rights and obligations of each party hereto shall not terminate in respect of any rights or obligations accrued or incurred before the date on which such termination takes effect and the provisions of Section 5 survive termination of this Agreement and delivery against payment for any of the Notes.

7.2 Additional Dealers

Nothing in this Agreement shall prevent the Issuer from appointing one or more additional Dealers upon the tem1S of this Agreement provided that any additional Dealer shall have first confirmed acceptance of its appointment upon such terms in writing to the Issuer in substantially the form of the letter set out in Schedule 4, whereupon it shall become a party to this Agreement vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer hereunder. The Issuer shall promptly infon11 the the Issue Agent and the Paying Agent of any such appointment. The Issuer hereby agrees to supply to such additional Dealer, upon such appointment, such legal opinions as are specified in paragraph 6 of Schedule I. if requested, or reliance letters in respect thereof.

8. NOTICES

8.1 Addresses for notices

All notices and other communications hereunder shall, save as otherwise provided in this Agreement be made in writing and in English (by letter or fax) and shall be sent to the intended recipient at the address or fax number and marked for the attention of the person (if any) from time to time designated by that party to the other parties hereto for such purpose. The initial address and fax number so designated by each party are set out in the Program Summary.

8.2 Effectiveness

Any communication from any party to any other under this Agreement shall be effective upon receipt by the addressee, provided that any such notice or other communication which would otherwise take effect after 4:00 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the place of the addressee.

9. LAW AND JURISDICTION

9.1 Governing law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, New York law.

9.2 New York courts

The courts of the State of New York have exclusive jurisdiction to settle any dispute (a "Dispute"), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

9.3 Appropriate forum

The parties agree that the courts of the State of New York are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

9.4 Process agent

The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to CT Corporation System, which currently maintains a New York City office situated at 111 Eighth Avenue, New York, New York 10011 or, if different, its registered office for the time being or at any address of the Issuer at which process may be served on it. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of the Dealer addressed and delivered to the Issuer appoint a further person in New York to accept service of process on its behalf and, failing such appointment within 15 days, the Dealer shall be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer. Nothing in this paragraph shall affect the right of the Dealer to serve process in any other manner permitted by law. This Section applies to Proceedings in New York and to Proceedings elsewhere.

10. COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

VITRO ENVASES NORTEAMERICA, S.A. de C.V, as Issuer

By: ____________________________

Name: Alvaro Rodriguez Arregui

Title: Attorney in fact

By: ____________________________

Name: Alberto Hernandez Tellez

Title: Attorney in fact

BCP SECURITIES, LLC,

as Arranger and Dealer

By: ____________________________

Name:

Title:

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and the year before written.

VITRO ENVASES NORTEAMERICA, S.A. de C.V, as Issuer

By: ____________________________

Name:

Title:

By: ____________________________

Name:

Title:

BCP SECURITIES, LLC,

as Arranger and Dealer

By: ____________________________

Name:

Title:

SCHEDULE 1

CONDITION PRECEDENT DOCUMENTS

1. Certified copies of the Issuer's constituting documents.

2. Certified copies of all documents evidencing the internal authorizations and approvals required to be granted by the Issuer in connection with the Program.

3. Copies of any governmental or other consents and any filings required in connection with the Program where necessary (if any).

4. Conformed copies of:

(a) the Dealer Agreement, as executed; and

(b) the Agency Agreement, as executed.

5. Copies of:

(a) the confirmation of acceptance of appointment from the agent for service of process; and

(b) a closing certificate addressed to the Arranger and signed by a duly authorized signatory on behalf of the Issuer in a form acceptable to the Arranger.

6. Legal opinions from:

(a) Milbank, Tweed. Hadley & McCloy LLP, as to the validity of the Accession Agreement.

(b) Milbank, Tweed, Hadley & McCloy LLP, as to the satisfaction of conditions precedent under the Master Collateral and Intercreditor Agreement.

7. The Information Memorandum.

8. A list of the names, titles and specimen signatures of the persons authorized:

(a) to sign on behalf of the Issuer this Agreement, the Agency Agreement and the Notes;

(b) to sign on behalf of the Issuer all notices and other documents to be delivered in connection therewith; and

(c) to take any other action on behalf of the Issuer in relation to the Program.

9. Oral confirmation from the Arranger that all legal, printing and other costs and expenses incurred in the arrangement of the Program have been paid by the Issuer.

10. Oral confm113tion from the Issuer or the Issue Agent that the relevant forms of Global Note have been prepared and the same delivered to the Issue Agent.

SCHEDULE 2

SELLING RESTRICTIONS

1. GENERAL

1.1 No action to permit public offering

The Dealer acknowledges that no action has been or will be taken in any jurisdiction by the Issuer that would permit a public offering of the Notes, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required.

1.2 Dealer's compliance with applicable laws

The Dealer undertakes to the Issuer that it will comply with all applicable laws and regulations in each country or jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes such offering material, in all cases at its own expense.

2. UNITED STATES

2.1 No registration under Securities Act

The Dealer acknowledges that the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.2 Dealer's compliance with United States securities laws

The Dealer:

2.2.1 Offers/sales only in accordance with Regulation S: represents, warrants and undertakes to the Issuer that it has not, and will not, offer, sell or deliver Notes:

(a) Original distribution: as part of their distribution, at any time; or

(b) Outside original distribution: otherwise, until 40 days after the completion of the distribution of the Notes comprising an issuance of Notes, as certified to the Paying Agent or the Issuer by such Dealer (or, in the case of a sale or an issuance of Notes to or through more than one Dealer, by each of such Dealers as to the relevant issuance of Notes purchased by or through it, in which case the Paying Agent or the Issuer shall notify each such Dealer when all such Dealers have so certified) within the United States or to, or for the account or benefit of, U.S. persons;

except in accordance with Rule 903 of Regulation S under the Securities Act and, accordingly, that:

(i) No directed selling efforts: neither it nor any of its affiliates (including any person acting on behalf of the Dealer or any of its affiliates) has engaged or will engage in any directed selling efforts with respect to the Notes; and

(ii) Offering restrictions: it and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act; and

(iii) No solicitation: neither it nor any of its affiliates (including any person acting on behalf of the Dealer or any of its affiliates) has solicited or will solicit any offer to buy or offer to sell the Notes by any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act) in the United States;

2.2.2 Prescribed form of confirmation: undertakes to the Issuer that, at or prior to confirmation of sale, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration which purchases Notes from it during the distribution compliance period a confirmation or notice in substantially the following form:

"The securities covered hereby have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, (a) as part of their distribution at any time or (b) otherwise until 40 days after the completion of the distribution of such Notes, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S."

2.3 Interpretation

Terms used in Section 2.2 above have the meanings given to them by Regulation S under the Securities Act.

3. EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the Dealer has represented and agreed, and any further Dealer appointed under the Program will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") the Dealer has not made and will not make an offer of Notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State:

(a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than E$ 43,000,000 and (3) an annual net turnover of more than E$ 50,000,000, as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003171/EC and includes any relevant implementing measure in each Relevant Member State.

4. UNITED KINGDOM

The Dealer represents, warrants and agrees, and any further Dealer appointed under the Program will be required to represent and agree, that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or any of the Guarantors; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

5. MEXICO

The Dealer represents, warrants and undertakes to the Issuer that it has not offered or sold, and will not offer or sell, any Notes in Mexico, except in compliance with applicable Mexican laws or pursuant to an available exemption therefrom.

The Notes have not been and will not be registered with Mexico's Banking and Securities Commission ("Comision Nacional Bancaria de Valores") for the purpose of their offering or distribution in Mexico or abroad. Subsequent trading of Notes in private transactions is not subject to registration in Mexico to the extent such trading does not qualify as a public offering or distribution.

SCHEDULE 3

PROGRAM SUMMARY

Issuer

VITRO ENVASES NORTEAMERICA, S.A. de C.V

Address: Av. Ricardo Margain # 440, Col. Valle de Campestre, San Pedro Garza Garcia, Nuevo Leon, 66265 Mexico

Telephone: (52-81) 8863 1200

Contact: Fabrice Serfati Magana

Dealer and Arranger

BCP Securities, LLC

Address: 289 Greenwich Ave, 2nd Floor

Greenwich, CT 06830

USA

Telephone: +1 203 629 2181

Fax: + 1 203 629 2188

Contact: Thomas J. Monahan

Issue Agent and Registrar

The Bank of New York

Address: 101 Barclay Street, 21 W,

New York, NY 10286

USA

Telephone: +212 815 5381

Fax: +212 815 5595

Contact: Corporate Trust

Administration

Principal Paying Agent

The Bank of New York (London Branch)

Address: One Canada Square

Canary Wharf, London E-14

Telephone: +44 20 7964 6512

Fax: +44 20 7964 7294/6369

Contact: Corporate Trust

Administration

Program Amount: $75.000,000

Denominations:

Notes may have any denomination, subject to compliance with any applicable legal and regulatory requirements. The initial minimum denominations are $10,000 and E$ 10,000 and integral multiples thereof. The minimum denominations of Notes denominated in other currencies will be in accordance with any applicable legal and regulatory requirements. Minimum denominations may be changed from time to time.

When Notes have a maturity of less than one year and either (i) the issue proceeds are received by the Issuer in the United Kingdom or (b) the activity of issuing the Notes is carried on from an establishment maintained by the Issuer in the United Kingdom. such Notes must: (i) have a minimum denomination of 100,000 British Pounds (or its equivalent in other currencies); or (ii) be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses' or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their business and where the issue of the Notes would not otherwise constitute a contravention of Section ]9 of the Financial Services Markets Act 2000, or FSMA, by the Issuer.

Governing Law: Agreements: New York Notes: New York

Form of Notes:

The Notes will be in book entry form. Each issue of Notes will initially be represented by one or more Global Notes. Global Notes will be exchangeable for Definitive Notes only in the circumstances specified in the Global Notes.

The Notes may be issued at a discount or may bear fixed or floating rate interest or a coupon calculated by reference to an index or formula.

Minimum Term: 7 days	Maximum Term: 12 months

Clearing Systems:

The Notes will be available for delivery to Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, societe anonyme, Luxembourg or such other recognized clearing system as may be agreed between the Issuer and the Issue Agent in which Notes may from time to time be held, or any successor to such entity.

Selling Restrictions: Unites States United Kingdom European Economic Area Mexico

Agent for Service of Process:

CT Corporation Systems

Address: 111 Eighth Avenue

New York, New York 10011

Telephone: +2125909331

Fax: +2125909190

Contact: David Stemkowski

SCHEDULE 4

APPOINTMENT OF NEW DEALER

[Letterhead of Issuer]

[Date]

To: [Name of new Dealer]

Dear Sirs

$75,000,000 Senior Secured Short Term Guaranteed Note Program

We order to a dealer agreement dated February 3, 2006 (the "Dealer Agreement") between ourselves as Issuer, the Arranger and the Dealer party thereto relating to the $75,000,000 Senior Secured Short Term Guaranteed Note Program (the "Program"). Terms used in the Dealer Agreement shall have the same meaning in this letter,

In accordance with Section 7,2 of the Dealer Agreement, we hereby appoint you as an additional dealer for the Program upon the terms of the Dealer Agreement with [imn'1ediate effect/effect from [date]]. Please confirm acceptance of your appointment upon such terms by signing and returning to us the enclosed copy of this letter, whereupon you will, in accordance with Section 7.2 of the Dealer Agreement, become a party to the Dealer Agreement vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer thereunder.

Yours faithfully

for and on behalf of

VITRO ENVASES NORTEAMERICA, S.A. DE C.V.

[On copy]

We hereby confirm acceptance of our appointment as a Dealer upon the terms of the Dealer Agreement referred to above. For the purposes of Section 8 (Notices), our contact details are as follows:

[Name of Dealer]

Address: [ ]

Telephone: [ ]

Fax: [ ]

Telex: [ ]

Contact: [ ]

Dated: ...................................................

Signed: ..................................................

for [Name of new Dealer]

SCHEDULE 5

FORM OF CALCULATION AGENCY AGREEMENT

THIS AGREEMENT is made on [date]

BETWEEN

(1) VITRO ENVASES NORTEAMERICA, SA DE C.V. a company organized under the laws of Mexico, with corporate offices at Av. Ricardo Margain # 440. Col. Valle de Campestre, San Pedro Garza Garcia, Nuevo Leon, 66265 Mexico (the "Issuer") and

(2) [CALCULATION AGENT], as the calculation agent appointed pursuant to Section 2 hereof (the "Calculation Agent", which expression shall include any successor thereto).

WHEREAS:

(A) Under a dealer agreement (as amended, supplemented and/or restated from time to time, the "Dealer Agreement") dated February 3, 2006 and made between the Issuer, the Arranger and the Dealer referred to therein, and an issue and paying agent agency agreement (as amended, supplemented and/or restated from time to time. the "Agency Agreement") dated February 3, 2006 and made between the Issuer and the agents referred to therein, the Issuer established the $75,000,000 Senior Secured Short Term Guaranteed Note Program (the "Program").

(B) The Dealer Agreement contemplates, among other things, the issue under the Program of index linked notes and provides for the appointment of calculation agents in relation thereto. Each such calculation agent's appointment shall be on substantially the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

INTERPRETATION

1.1 Definitions

Terms not expressly defined herein shall have the meanings given to them in the Dealer Agreement or the Agency Agreement.

1.2 Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.3 Index Linked Notes

"Relevant Index Linked Notes" means such Index Linked Notes in respect of which the Calculation Agent is appointed.

2. APPOINTMENT OF CALCULATION AGENT

The Issuer appoints the Calculation Agent as its agent for the propose of calculating the redemption amount and/or, if applicable, the amount of interest in respect of the Relevant Index Linked Notes upon the terms and subject to the conditions of this Agreement. The Calculation Agent accepts such appointment.

3. DETERMINATION AND NOTIFICATION

3.1 Determination

The Calculation Agent shall determine the redemption amount of, and/or, if applicable, the amount of interest payable on, each Relevant Index Linked Note in accordance with the redemption calculation applicable thereto.

3.2 Notification

The Calculation Agent shall as soon as it has made its determination as provided for in Section 3.1 above (and, in any event, no later than the close of business on the date on which the determination is made) notify in writing the Issuer and the Paying Agent (if other than the Calculation Agent) of the redemption amount and/or, if applicable, the amount of interest so payable.

4. STAMP DUTIES

The Issuer will pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) payable in connection with the execution, delivery and performance of this Agreement.

5. INDEMNITY AND LIABILITY

5.1 Indemnity

The Issuer shall indemnify and hold harmless on demand the Calculation Agent against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, reasonable and documented legal fees and any applicable value added tax) which it may incur arising out of, in connection with or based upon the exercise of its powers and duties as Calculation Agent under this Agreement, except such as may result from its own negligence or bad faith or that of its officers, employees or agents.

5.2 Liability

The Calculation Agent may consult as to legal matters with lawyers selected by it, who may be employees of, or lawyers to, the Issuer. If such consultation is made, the Calculation Agent shall be protected and shall incur no liability for action taken or not taken by it as Calculation Agent or suffered to be taken with respect to such matters in good faith, without negligence and in accordance with the opinion of such lawyers.

6. CONDITIONS OF APPOINTMENT

The Calculation Agent and the Issuer agree that its appointment will be subject to the following conditions:

(d) No obligations: in acting under this Agreement, the Calculation Agent shall act as an independent expert and shall not assume any obligations towards or relationship of agency or trust for the Issuer or the owner or holder of any of the Relevant Index Linked Notes or any interest therein;

(e) Notices: unless otherwise specifically provided in this Agreement, any order, certificate, notice, request, direction or other communication from the Issuer 'made or given under any provision of this Agreement shall be sufficient if signed or purported to be signed by a duly authorized employee of the Issuer;

(f) Duties: the Calculation Agent shall be obliged to perform only those duties which are set out in this Agreement and in the redemption calculation relating to the Relevant Index Linked Notes;

(g) Ownership, interest: the Calculation Agent and its officers and employees, in its individual or any other capacity, may become the owner of, or acquire any interest in, any Relevant Index Linked Notes with the same rights that the Calculation Agent would have if it were not the Calculation Agent hereunder; and

(h) Calculations and determinations: all calculations and determinations made pursuant to this Agreement by the Calculation Agent shall (save in the case of manifest error) be binding on the Issuer, the Calculation Agent and (if other than the Calculation Agent) the holder(s) of the Relevant Index Linked-Notes and no liability to such holder(s) shall attach to the Calculation Agent in connection with the exercise by the Calculation Agent of its powers, duties or discretion under or in respect of the Relevant Index Linked Notes in accordance with the provisions of this Agreement.

7. ALTERNATIVE APPOINTMENT

If, for any reason, the Calculation Agent ceases to act as such or fails to comply with its obligations under this Agreement, the Issuer shall appoint the Issue Agents calculation agent in respect of the Relevant Index Linked Notes.

8. LAW AND JURISDICTION

8.1 Governing law

This Agreement is governed by, and shall be construed in accordance with, New York law.

8.2 Jurisdiction

The Issuer agrees for the benefit of the Calculation Agent that the courts of the State of New York shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

8.3 Appropriate forum

The Issuer irrevocably waives any objection which it might now or hereafter have to the courts of the State of New York being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

8.4 Process agent

The Issuer agrees that the process by which any Proceedings in New York are begun may be served on it by being delivered to CT Corporation System, which currently maintains a New York City office situated at 111 Eighth Avenue, New York, New York 10011 or, if different, its registered office for the time being, If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of the Calculation Agent addressed to the Issuer and delivered to the Issuer appoint a further person in New York to accept service of process on its behalf and, failing such appointment within 15 days, the Calculation Agent shall be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer. Nothing in this paragraph shall affect the right of the Calculation Agent to serve process in any other manner permitted by law,

8.5 Non exclusivity

The submission to the jurisdiction of the courts of the State of New York shall not (and shall not be construed so as to) limit the right of the Calculation Agent to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in anyone or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

8.6 Consent to enforcement etc.

The Issuer consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

8.7 Waiver of Indemnity

To the extent that the Issuer may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer or its assets or revenues, the Issuer agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

9. COUNTER PARTS

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

VITRO ENVASES NORTEAMERICA, S.A. DE C.V.

By: __________________

By: __________________

[NAME OF CALCULATION AGENT]

By: __________________